Exhibit 99.1

Alector Reports Fourth Quarter and Full Year 2024 Financial Results

and Provides Business Update

Topline data from the pivotal INFRONT-3 Phase 3 clinical trial of latozinemab in FTD-GRN expected by Q4 2025

Anticipate completing enrollment in the PROGRESS-AD Phase 2 clinical trial of AL101/GSK4527226 in participants with early Alzheimer’s disease by mid-2025

Applying Alector Brain Carrier to advance therapeutic candidates, including those targeting amyloid beta and replacing GCase

$413.4 million in cash, cash equivalents and investments provide runway through 2026

Management to host conference call and webcast today at 4:30 p.m. ET/1:30 p.m. PT

South San Francisco, Calif., February 26, 2025 -- Alector, Inc. (Nasdaq: ALEC), a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today reported fourth quarter and full year 2024 financial results and recent portfolio and business updates. As of December 31, 2024, Alector’s cash, cash equivalents and investments totaled $413.4 million.

“Alector is entering a potentially transformative period for the company, as we continue to advance our clinical programs toward key milestones while also driving the development of our wholly owned, early-stage pipeline,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “We look forward to reporting topline data from the pivotal INFRONT-3 Phase 3 trial of latozinemab targeting frontotemporal dementia with a granulin gene mutation by the fourth quarter. Additionally, we expect to complete enrollment in the PROGRESS-AD Phase 2 trial of AL101/GSK4527226 in participants with early Alzheimer’s disease by mid-2025. With our broad and diverse portfolio of genetically validated drug candidates for the treatment of neurodegenerative diseases, backed by a strong financial position that will fund operations through 2026, Alector is well-positioned to advance our mission to deliver transformative therapies for patients with neurodegenerative brain disorders.”

Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development at Alector, added, “We are making significant progress in advancing Alector’s preclinical and research pipeline. By leveraging our expertise in neuroscience and drug discovery, and selectively applying our proprietary Alector Brain Carrier technology platform, we are able to enhance brain delivery and biodistribution of therapeutic cargo to potentially improve safety and efficacy. We are currently selecting lead candidates for two programs, ADP037-ABC, targeting amyloid beta, and ADP050-ABC, replacing GCase. We aim to advance these programs toward IND-enabling studies later this year, with plans to enter the clinic in 2026.”

Recent Clinical Updates

Progranulin Programs (latozinemab (AL001) and AL101/GSK4527226) Being Developed in Collaboration with GSK

Latozinemab

•
The pivotal, randomized, double-blind, placebo-controlled INFRONT-3 Phase 3 clinical trial of latozinemab targeting frontotemporal dementia with a granulin gene mutation (FTD-GRN) is ongoing. Topline data are anticipated by the fourth quarter of 2025.
•
Latozinemab is a novel investigational human monoclonal antibody (mAb) designed to block and downregulate the sortilin receptor to elevate the level of progranulin (PGRN) in the brain. It has been granted Orphan Drug, Breakthrough Therapy and Fast Track designations, and the company believes it is the most advanced PGRN-elevating candidate in development for this condition.

AL101/GSK4527226

•
PROGRESS-AD, a global, randomized, double-blind, placebo-controlled Phase 2 clinical trial evaluating AL101/GSK4527226 in early Alzheimer’s disease (AD) continues to enroll well, with substantial progress toward its target enrollment of 282 participants. Alector and GSK plan to complete trial enrollment by mid-2025.
•
AL101/GSK4527226 is an investigational human mAb designed to block and downregulate the sortilin receptor to elevate the level of PGRN in the brain in a manner that is similar to investigational latozinemab but with different pharmacokinetic and pharmacodynamic properties, making it suitable for the potential treatment of more prevalent neurodegenerative diseases.

Preclinical and Research Pipeline

Alector is advancing a preclinical and early research pipeline focused on removing toxic proteins, replacing deficient proteins, and restoring immune and nerve cell function. Leveraging its deep expertise in drug development and proprietary technologies, including protein engineering, antibody discovery, and its Alector Brain Carrier (ABC) platform for blood-brain barrier transport, the company is progressing a curated portfolio of programs targeting genetically validated disease mechanisms. This approach has led to a suite of innovative programs with the potential to make a significant impact on neurodegeneration.

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ADP037-ABC is a proprietary anti-amyloid beta (Aβ) antibody paired with the company’s ABC for the treatment of AD. It is designed to remove brain Aβ plaques, with the potential to reduce the incidence and/or severity of amyloid-related imaging abnormalities (ARIA) and enable subcutaneous delivery. It targets a validated epitope, specific to brain Aβ plaques, combined with an optimized antibody constant region to enhance phagocytosis of Aβ plaques. By leveraging ABC technology, ADP037-ABC aims to clear Aβ efficiently, thereby reducing plaque accumulation and potentially slowing disease progression while minimizing ARIA.

•
ADP050-ABC is a GCase replacement therapy paired with the company’s proprietary ABC for GBA gene mutation carriers with Parkinson’s disease (PD) and Lewy body dementia. In these patients, mutations in the GBA gene lead to deficient GCase activity. ADP050-ABC uses Alector-engineered GCase, which is proprietary and has been designed to have a longer half-life and to break down glucocerebroside, a lipid that accumulates in neurons and contributes to neurodegeneration. This mechanism aims to reduce cellular dysfunction and slow disease progression.

•
ADP056 is a Reelin modulator designed to block tau pathology and promote synaptic function in AD. Reelin, a large, secreted protein, regulates neuronal function and tau accumulation. Gain-of-function Reelin variants protect against familial AD through a mechanism that appears to uncouple amyloid and tau pathology. ADP056 is designed to mimic these protective effects of the Reelin mutation.

•
ADP063-ABC and ADP064-ABC are therapeutic candidates paired with the company’s proprietary ABC that target tau pathology in AD through distinct approaches. First, ADP063-ABC will focus on combining a proprietary anti-tau antibody directed to a validated tau epitope with ABC and an optimized antibody constant region. It is designed to block the spread of tau aggregates and has the potential for subcutaneous delivery. Second, ADP064-ABC will focus on using an anti-tau siRNA combined with ABC, which aims to prevent the synthesis of the tau mRNA and protein. Both approaches seek to leverage a highly brain-penetrant approach to remove toxic tau and potentially slow cognitive decline in AD.

•
In December 2024, Alector and co-recipient University of Luxembourg were awarded a $1.7 million grant from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) for collaborative research on glycoprotein nonmetastatic melanoma protein B (GPNMB), a PD target.

•
Alector plans to hold an educational webinar in the second quarter of 2025 to present additional preclinical data on the company’s anti-amyloid beta and GCase programs, as well as advancements in ABC.

TREM2 Program (AL002)

•
On April 5, 2025, Alector plans to present the results from the INVOKE-2 Phase 2 clinical trial, which evaluated the safety and efficacy of AL002, a TREM2 agonist, in individuals with early AD, during an oral presentation at the AD/PD™ 2025 International Conference on Alzheimer’s and Parkinson’s Diseases, taking place in Vienna, Austria. While the trial did not meet its primary endpoint, Alector remains committed to advancing the understanding of AD pathophysiology and the development of effective therapeutics for the disease.

Fourth Quarter 2024 Financial Results

Revenue. Collaboration revenue for the quarter ended December 31, 2024, was $54.2 million, compared to $15.2 million for the same period in 2023. Collaboration revenue for the year ended December 31, 2024, was $100.6 million, compared to $97.1 million for the same period in 2023. The increase in year-over-year collaborative revenue was primarily due to an increase in revenue recognized for the AL002 and latozinemab programs. Collaboration revenue under the AbbVie Agreement was fully recognized as of December 31, 2024.

R&D Expenses. Total research and development expenses for the quarter ended December 31, 2024, were $46.5 million, compared to $47.7 million for the quarter ended December 31, 2023. Total research and development expenses for the year ended December 31, 2024, were $185.9 million compared to $192.1 million for the same period in 2023. The decrease in year-over-year R&D expenses was mainly due to the Company’s strategy to prioritize selected programs.

G&A Expenses. Total general and administrative expenses for the quarter ended December 31, 2024, were $15.0 million compared to $14.9 million for the quarter ended December 31, 2023. Total general and administrative expenses for the year ended December 31, 2024, were $59.6 million compared to $56.7 million for the year ended December 31, 2023. The increase in year-over-year G&A expenses is primarily due to the impairment of the right-of-use asset and the leasehold improvements as the Company approved a plan to transition operations from our laboratory and offices in Newark, California to our South San Francisco Headquarters.

Net Loss. For the quarter ended December 31, 2024, Alector reported a net loss of $2.1 million, or $0.02 net loss per share, compared to a net loss of $41.4 million, or $0.49 net loss per share, for the same period in 2023. For the year ended December 31, 2024, Alector reported a net loss of $119.0 million or $1.23 net loss per share, compared to a net loss of $130.4 million or $1.56 net loss per share, for the same period in 2023.

Cash Position. Cash, cash equivalents, and investments were $413.4 million as of December 31, 2024. Management expects that this will be sufficient to fund current operations through 2026.

2025 Guidance. Management anticipates, for the year ending 2025, collaboration revenue to be between $5 million and $15 million, total research and development expenses to be between $175 million and $185 million, and total general and administrative expenses to be between $55 million and $65 million.

Fourth Quarter and Full Year 2024 Conference Call

Alector’s management team will host a conference call to discuss Alector’s results for the fourth quarter and full year 2024, as well as provide a business update. The conference call will be webcast and accessible via the investor relations section of Alector’s website at www.alector.com.

To access the call, please use the following information:

Date: Wednesday, February 26, 2025
Time: 4:30 p.m. ET, 1:30 p.m. PT

The event will be webcast live under the investor relations section of Alector’s website at https://investors.alector.com/events-and-presentations/events and following the event a replay will be archived there for 30 days. Interested parties participating by phone will need to register using this online form. After registering for dial-in details, all phone participants will receive an auto-generated e-mail containing a link to the dial-in number along with a personal PIN number to use to access the event by phone.

About Alector

Alector is a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of genetically validated programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, including frontotemporal dementia, Alzheimer’s disease, Parkinson's disease, and Lewy body dementia. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being selectively applied to its next-generation product candidates and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, blood-brain barrier technology platform, research and preclinical pipeline, planned and ongoing preclinical studies and clinical trials, anticipated timing of and detail regarding release of data for INFRONT-3, expected milestones, expectations of our collaborations, expectations of our interactions with regulatory authorities, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Quarterly Report on Form 10-K filed for 2024, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2024	2023

Cash, cash equivalents, and marketable securities	$413,397	$548,861
Total assets	468,303	621,827
Total current liabilities (excluding deferred revenue)	101,396	94,973
Deferred revenue (including current portion)	195,832	293,820
Total liabilities	341,503	487,669
Total stockholders’ equity	126,800	134,158

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Collaboration revenue	$54,240	$15,190	$100,558	$97,062
Operating expenses:
Research and development	46,461	47,723	185,940	192,115
General and administrative	15,028	14,920	59,615	56,687
Total operating expenses	61,489	62,643	245,555	248,802
Loss from operations	(7,249)	(47,453)	(144,997)	(151,740)
Other income, net	5,223	7,685	26,076	26,561
Net loss before income tax	(2,026)	(39,768)	(118,921)	(125,179)
Income tax expense	48	1,666	128	5,212
Net loss	$(2,074)	$(41,434)	$(119,049)	$(130,391)
Net loss per share, basic and diluted	$(0.02)	$(0.49)	$(1.23)	$(1.56)
Shares used in computing net loss per share basic and diluted	98,319,416	84,384,151	96,588,177	83,733,730

Alector Contacts:

Alector

Katie Hogan

202-549-0557

katie.hogan@alector.com

Argot Partners (media)
David Rosen
(212) 600-1494

alector@argotpartners.com

Argot Partners (investors)
Laura Perry
212-600-1902
alector@argotpartners.com